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                                                                   Exhibit 4.8


                             THE PEARSON REWARD PLAN








                                  FRESH FIELDS


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                             THE PEARSON REWARD PLAN

PREAMBLE

The Reward Plan has two elements, each of which is driven by objective performance measures:

o the Pearson Premium Option (PPO) element. This involves the grant of premium priced options at three tiers of share price performance. Each tier will provide a reward to Participants only if Pearson achieves the share price growth required at each tier over periods of between three and seven years from the PPO's grant; and

o the Pearson Equity Incentive (PEI) element. This involves the grant of share awards, which will provide a reward to Participants only if there is strong growth in our free cash flow (or, if appropriate, other performance measures specified by the Committee) over a three year period from the date of the award. Shares which vest must normally be retained for a further two years.

DEFINITIONS

1.1 In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

ADOPTION DATE means the date of the adoption of the Plan by the Company in general meeting;

AWARD means a right to receive Shares under the rules of this Plan, comprising both PPO and PEI elements;

THE COMMITTEE means the personnel committee of the board of directors of the Company, or other duly authorised committee thereof;

THE COMPANY means Pearson plc;

CONTROL has the meaning given to that word by section 840 of the Taxes Act;

DATE OF GRANT means the date on which an Award is granted;

DEALING DAY means any day on which the London Stock Exchange is open for business;

EXECUTIVE means any employee or executive director of any member of the Group who, in the opinion of the Committee, is essential to the Company's future success;

GRANT PERIOD means the period of 60 days commencing on any of the following:


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(a)    the day on which the Company makes an announcement of its results for the last preceding financial year, half year or other period; or

(b) any day on which the Board resolves that exceptional circumstances exist which justify the grant of Awards;

PROVIDED THAT the Grant Period shall be extended by 30 days in relation to the first Awards made following the Adoption Date;

THE GROUP means the Company the Subsidiaries and MEMBER OF THE GROUP shall be construed accordingly;

INITIAL AVERAGING PERIOD means twenty consecutive Dealing Days, all of which fall during a Grant Period, the last of which shall be no more than five Dealing Days before the Date of Grant;

OPTION PERIOD means, in relation to a PPO, the period commencing on the third anniversary of the Date of Grant of the PPO and expiring on the tenth such anniversary;

PARTICIPANT means any individual who holds a subsisting Award (including, where the context permits, the legal personal representatives of a deceased Participant);

PEI means a right granted under the Plan to call for Shares without payment;

PEI RETENTION PERIOD means the period of two years after the PEI Vesting Date;

PEI TESTING DATE means the third anniversary of the Date of Grant of the PEI or, if later, the date of publication of the final set of accounts of the Company which are relevant to the determination of the applicable performance condition;

THE PLAN means this Plan as amended from time to time;

PPO means a right granted under the Plan to subscribe for or purchase Shares at the relevant PPO Exercise Price;

PPO EPS TARGET means the secondary performance condition governing the exercise of PPOs (as set out in Schedule One to these rules);

PPO EXERCISE PRICE means the price per Share payable on the exercise of a PPO as determined by the Committee (subject to adjustment under rule 9) being:

(a)    in the case of a First Tier PPO, 25%,

(b)    in the case of a Second Tier PPO, 50%, and

(c)    in the case of a Third Tier PPO, 75%,


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in excess of the average Share Price over the Initial Averaging Period (PROVIDED
THAT, in the case of any PPO under which Shares are to be issued, the PPO Exercise Price shall not be less than the nominal value of a Share);

PPO TIER means a tier of PPOs, and FIRST TIER PPO, SECOND TIER PPO and THIRD TIER PPO shall be construed accordingly;

SALARY MULTIPLE means that multiple of an Executive's basic salary by reference to which the Committee resolves to make an Award;

SHARE OPTION PLAN means any employee share option plan established by the Company;

SHARE PRICE means, in relation to a Share on any Dealing Day, the middle market quotation for a Share as derived from the Daily Official List of The London Stock Exchange;

SHARES means fully paid and irredeemable ordinary shares of 25p each in the capital of the Company or shares representing those shares following any reorganisation of the share capital of the Company;

SUBSIDIARY means any subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 over which the Company has Control;

TAXES ACT means the Income and Corporation Taxes Act 1988; and

TRUSTEE means Mourant & Co or other trustee from time to time of the Pearson plc Employee Share Ownership Trust.

1.2 Where the context permits the singular shall include the plural and vice versa. Headings shall be ignored in construing the Plan.

1.3 References to any act shall include any statutory modification, amendment or re-enactment thereof.

GRANT OF AWARDS

2.1 The Committee may, during a Grant Period, grant Awards to Executives selected by the Committee in its absolute discretion. For the avoidance of doubt, no Executive shall have the right or expectation to participate in the Plan in any year.

2.2 Each Award shall comprise a blend of PPOs and PEI determined at the discretion of the Committee having regard to the respective values (as determined for the purposes of these rules) of PPOs and PEI, PROVIDED THAT not less than 25% and not more than 75% of the aggregate value of the PPO and PEI elements of the Award will be granted as PPOs and the balance as PEI. The Committee shall, in respect of each Executive, set a Salary


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Multiple for his or her Award on that occasion, and the aggregate value of the
PPO and PEI elements of the Award shall (as far as practicable) equal that Salary Multiple.

2.3 The grant of an Award and/or the delivery of Shares upon exercise thereof shall be conditional on the Executive agreeing to comply with any arrangements specified by the Company for the payment of taxation and social security contributions (including without limitation the right to sell on his or her behalf sufficient Shares to satisfy any taxation or social security contributions liability on his or her part for which any member of the Group may be liable) in respect of an Award.

2.4 As soon as practicable after the Date of Grant the Committee shall procure the issue to such Executive of certificates in respect of each PPO Tier and the PEI. Such certificates shall be issued under the seal of the Company or otherwise to take effect as a deed, or may refer to another document evidencing the legal enforceability of the Award.

2.5 Any Executive to whom an Award is granted may, by notice in writing to the Company given within 30 days after the Date of Grant, renounce in whole or in part his or her rights under the Award. In such a case, the Award shall, to the extent renounced, be treated as never having been granted and (if already issued) the relevant certificate(s) shall be returned to the Company for cancellation or amendment. No consideration shall be payable by the Company for any such renunciation.

2.6 No Award shall be granted under the Plan later than the fifth anniversary of the Adoption Date.

2.7 Every Award granted hereunder shall be personal to the Participant and, except to the extent necessary to enable a personal representative to exercise the Award following the death of a Participant, neither the Award nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Award otherwise than as permitted under this rule 2.7 shall cause the Award to lapse.

PLAN LIMITS

3.1 PEI may only be satisfied using existing issued Shares, and the Company shall provide (and shall procure, where appropriate, that any member of the Group which employs Participants shall provide) sufficient monies to enable the Trustee to acquire sufficient Shares to satisfy all PEI. Such monies shall be provided to the Trustee no later than the date on which the PEI is exercisable.

3.2 PPOs may be satisfied using existing issued Shares (in which case the provisions of rule 3.1 shall apply mutatis mutandis) or with new Shares issued


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to the Participant at the time of exercise or to the Trustee (in which case rule
3.3 shall apply).

3.3 No PPO to subscribe for Shares (whether by the Participant or the Trustee) shall be granted to the extent that the result of that grant would be that the aggregate number of Shares that could be issued on the exercise of that PPO and any other PPOs granted at the same time, when added to the number of Shares that:

(i) could be issued on the exercise of any other subsisting share options granted during the preceding ten years under any Share Option Plan (including PPOs under the Plan);

(ii) have been issued on the exercise of any share options granted during the preceding ten years under any Share Option Plan (including PPOs under the Plan); and

(iii) have been issued during the preceding ten years under any profit sharing or other employee share incentive scheme (not being a Share Option Plan),

would exceed 10 per cent. of the ordinary share capital of the Company for the time being in issue.

3.4 Reference in this rule 3 to the ISSUE of Shares shall, for the avoidance of doubt, mean the issue and allotment (but not transfer) of Shares.

SPECIFIC PROVISIONS RELATING TO PPOS

4.1 Prior to granting PPOs, the Committee shall, taking such independent expert advice as it thinks fit, determine the implied value of the PPO (expressed on a per Share basis) at the Date of Grant. PPOs shall be valued using the Black Scholes method of valuation, taking account of the PPO Exercise Prices, certain variables specified in the Black Scholes model relating to Shares (including the dividend growth rate and Share price volatility), the period during which PPOs may be exercised and the risk of forfeiture of PPOs by reason of non-satisfaction of performance conditions specified in these rules.

4.2 The number of Shares under PPOs granted to a Participant shall be determined by dividing the Salary Multiple which the Committee wishes to grant as PPOs by the implied value of the PPOs. Each one third of the number of Shares (as so determined) shall comprise a PPO Tier as follows:

(a) First Tier PPOs can only be exercised if the relevant PPO Exercise Price is achieved, for twenty consecutive Dealing Days starting no earlier than the Date of Grant, within three years of the Date of Grant;


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(b)    Second Tier PPOs can only be exercised if the relevant PPO Exercise Price is achieved, for twenty consecutive Dealing Days starting no earlier than the Date of Grant, within five years of the Date of Grant;

(c) Third Tier PPOs can only be exercised if the relevant PPO Exercise Price is achieved, for twenty consecutive Dealing Days starting no earlier than the Date of Grant, within seven years of the Date of Grant, and in relation to each PPO Tier, the expiry of the stated number of years shall be the PPO CUT-OF-DATE.

4.3 In addition to the Share Price exceeding the relevant PPO Exercise Price (as described in rule 4.2) prior to the PPO Cut-off Date, each PPO Tier will only become exercisable if the Company achieves the PPO EPS Target (determined in the manner set out in Schedule One) at some time prior to the expiry of the Option Period.

4.4 To the extent that the Share Price exceeds the relevant PPO Exercise Price (as described in rule 4.2) prior to the relevant PPO Cut-off Date and the PPO EPS Target is met, that PPO Tier can be exercised at any time in the Option Period (subject to compliance with the rules of the Plan).

4.5 A Participant may exercise a PPO Tier in whole or in part by giving notice in writing to the Company in the form prescribed by the Committee specifying the PPO Tier being exercised on that occasion, the number of Shares in respect of which the PPO is being exercised and enclosing or arranging to provide payment in full of the aggregate PPO Exercise Price in respect of those Shares. If the PPO is exercised in respect of some only of the Shares comprised in a PPO Tier, the Company shall procure the issue of a certificate to the Participant in respect of the balance or call in the original certificate for endorsement.

4.6 Notwithstanding any other provision in these rules, a PPO Tier shall lapse automatically on the earliest of:

(a) the failure of the Share Price to exceed the relevant PPO Exercise Price (as described in rule 4.2) prior to the PPO Cut-off Date;

(b)    the expiry of the Option Period;

(c) the Participant ceasing to be an employee of a member of the Group (save as provided in rule 6);

(d)    any of the dates specified in rule 8; and

(e) the Participant being declared bankrupt or entering into any general composition with or for the benefit of his or her creditors.


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SPECIFIC PROVISIONS RELATING TO PEIS

5.1 A PEI consists of a right to call for a number of Shares at any time within the period of 30 months following the PEI Vesting Date (so that Shares may be called for during, or on the expiry of, the PEI Retention Period). All PEIs which have not been called for will lapse at the end of the 30 month period or at any earlier date on which the rules provide for the PEI Retention Period to end.

5.2 The number of Shares that may be called for by a Participant under a PEI shall be determined by the extent to which an objective performance measure is satisfied by the PEI Vesting Date. The performance measure initially attaching to PEIs shall consist of the Free Cash Flow Performance Target set out in Schedule Two to this Plan. If the Committee wishes to do so, it may at the time of granting a PEI, at its absolute discretion, add a further performance measure (in relation to a particular business or participant) or impose a performance measure other than that set out in Schedule Two.

5.3 The number of Shares under a PEI granted to a Participant shall be determined by dividing the Salary Multiple which the Committee wishes to grant as PEI by the average Share Price over the Initial Averaging Period. Such number shall equate to achievement of Target FCF Growth Rate, with a lesser or greater number of Shares being available on performance between the Lower Range Limit and Upper Range Limit (as those terms are defined in Schedule Two or specified in any other performance measure which applies to PEI from time to time) being achieved.

5.4 A Participant may exercise a PEI (in full only) by giving written notice to the Company, calling for the Shares to which he or she is entitled.

5.5 Following the vesting of all or part of a PEI on the PEI Vesting Date, the number of Shares that vest (if any) shall remain subject to the PEI Retention Period. The Participant shall (by virtue of rule 5.1) be entitled to call for Shares prior to expiry of the PEI Retention Period and, if he or she does so, the sale by him or her of sufficient Shares to satisfy any liability to taxation or social security contributions on his or her part which arises on calling for Shares shall not constitute a breach of the PEI Retention Period.

CESSATION OF EMPLOYMENT - PPO AND PEI

6.1 Save as otherwise provided in these rules, an Award shall lapse automatically on the Participant ceasing to be an employee of a member of the Group.

6.2 Where a Participant ceases to be an employee of a member of the Group by reason of:


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(a)    injury, disability or ill-health (as determined by the Committee);

(b) retirement at or after the date on which he or she is bound to retire under his or her contract of employment; or

(c)    any other reason if the Committee so decides in its absolute discretion then the following provisions shall apply:

(i) any PPO Tier which is not already exercisable (and has not already lapsed or been exercised) at the date the Participant ceases employment shall remain in force, and may be exercised (provided the performance conditions set out in rules 4.2 and 4.3 are met) at any time up to the first anniversary of the relevant PPO Cut-off Date and will then lapse PROVIDED THAT, in relation to each PPO Tier, the number of Shares that would have been available had the Participant remained in service until the relevant PPO Cut-off Date will be scaled down by reference to the fraction A/B where A is the number of complete months from the Participant's leaving date to the relevant PPO Cut-off Date, and B is the number of complete months from the Date of Grant to the relevant PPO Cut-off Date. However, the Committee may in its absolute discretion determine (no later than the relevant PPO Cut-off Date), that the Participant's entitlement should not be scaled down or should be scaled down in part only (the extent of scaling down being determined by the Committee in its absolute discretion);

(ii) any PPO Tier which is already exercisable at the date the Participant ceases employment may be exercised at any time within the period of six months following cessation of employment, and will then lapse PROVIDED THAT the Committee may specify a later date (not being later than the expiry of the Option Period) on which the relevant PPO Tier shall lapse;

(iii) any PEI which has not already vested or lapsed shall remain in force, and a Participant may call for the Shares under the PEI (if and to the extent that the relevant performance conditions (being initially those set out in Schedule Two) are met) at any time up to the first anniversary of the relevant PEI Vesting Date and the PEI will then lapse PROVIDED THAT the number of Shares which vest in accordance with Schedule Two shall be reduced by the fraction A/B where A is the number of complete months from the Participant's leaving date to the relevant PEI Vesting Date, and B is the number of complete months from the Date of Grant to the relevant PEI Vesting Date. However, the Committee may in its absolute discretion determine (no later than the relevant PEI Vesting Date) that the Participant's entitlement should not be scaled down or should be scaled down in part only (the extent of scaling down being determined by the Committee in its absolute discretion). Any Shares


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       which vest under this provision shall be subject to the PEI Retention
       Period unless the Committee determines, in its absolute discretion, that the PEI Retention Period should not apply; and

(iv) where a PEI has vested but remains subject to the PEI Retention Period, the PEI Retention Period will continue to apply unless the Committee determines, in its absolute discretion, that the PEI Retention Period should end early.

6.3 For the purposes of rules 6.1 and 6.2 a female Participant shall not be treated as ceasing to be an employee of a member of the Group if absent from work wholly or partly because of pregnancy until she ceases to be entitled to exercise a right to return to work.

DEATH OF PARTICIPANT - PPO AND PEI

7. If a Participant dies while in service (or at any time after leaving service when he or she holds an Award at the time of his or her death) the Committee shall determine in its absolute discretion what proportion (if any) of an Award may be exercised and the time at which or within which it may be exercised by his or her legal personal representatives. For the avoidance of doubt, an Award exercisable under this rule may lapse at an earlier date by virtue of rule 8.

GENERAL OFFER FOR THE COMPANY, ETC - PPO AND PEI

GENERAL OFFER

8.1 If any person (either alone or together with any person acting in concert with him or her) obtains Control of the Company as a result of a general offer to acquire the whole of the share capital of the Company (other than those Shares which are already owned by him or her and/or any person acting in concert with him or her), then the following provisions shall apply:

(i) any PPO Tier which is not already exercisable (and has not already lapsed or been exercised) at the date on which the offer becomes unconditional in all respects may be exercised (provided the performance condition set out in rule 4.2 is met, but whether or not the PPO EPS Target is met) at any time within the period referred to in rule 8.2 (and will then lapse);

(ii) any PPO Tier which is already exercisable at the date on which the offer becomes unconditional in all respects may be exercised at any time within the period referred to in rule 8.2 (and will then lapse);

(iii) any PEI which has not already vested or lapsed at the date on which the offer becomes unconditional in all respects may be exercised within the period referred to in rule 8.2 if and to the extent that the relevant performance conditions (that is, initially those set out in Schedule Two


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       by reference to the Company's most recent published annual accounts or half-yearly accounts if the Committee thinks fit) are met over the foreshortened period ending on the date of change of Control (and will then lapse). In the event of a change of Control prior to the first anniversary of the Date of Grant of a PEI, the Committee may release such number of Shares as it thinks fit; and

(iv) where a PEI has vested but remains subject to the PEI Retention Period, the PEI Retention Period will immediately cease, and the Participant may call for the Shares at any time within the period of one month from the date on which the offer becomes unconditional in all respects. Any PEI which is not called for by the end of the one month period will lapse.

8.2 Following a change of Control pursuant to rule 8.1 any Award which has not been exercised (including non-exercise by reason of performance conditions not being met) shall lapse on the earlier of the following dates:

(a) two months from the date on which the offer becomes unconditional in all respects; and

(b) one month after the date on which any person becomes bound or entitled to acquire Shares under sections 428 to 430E of the Companies Act 1985.

SCHEME OF ARRANGEMENT

8.3 If a court shall direct that a meeting of the holders of Shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement involving the reconstruction of the Company or its amalgamation with any other company or companies then (unless rule 8.4 applies) a Participant may take the following action conditionally on either the scheme of arrangement being approved by the shareholders' meeting or sanctioned by the court (as determined by the Committee in its absolute discretion) (the Relevant Condition), between the date of the court's direction and twelve noon on the day immediately preceding the date for which the shareholders' meeting (the Relevant Date) is convened:

(i) any PPO Tier which is not already exercisable (and has not already lapsed or been exercised) at the Relevant Date may be exercised (provided the performance condition set out in rule 4.2 is met, but whether or not the PPO EPS Target is met) may be conditionally exercised;

(ii) any PPO Tier which is already exercisable at the Relevant Date may be conditionally exercised;


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(iii)  any PEI which has not already vested or lapsed at the Relevant Date may be conditionally exercised if and to the extent that the relevant performance conditions (that is, initially those set out in Schedule Two by reference to the Company's most recent published annual accounts or half-yearly accounts if the Committee thinks fit) are met over the foreshortened period ending on the Relevant Date. If the Relevant Date occurs prior to the first anniversary of the Date of Grant of a PEI, the Committee may release such number of Shares as it thinks fit; and

(iv) where a PEI has vested but remains subject to the PEI Retention Period, the PEI Retention Period will cease immediately prior to the scheme of arrangement becoming effective, and the Participant shall be treated in like manner as a Shareholder in respect of those Shares.

Any Award not exercised by twelve noon on the Relevant Date shall cease to be exercisable between that time and the first date on which it can be determined whether or not the relevant condition is satisfied. If the Relevant Condition is not satisfied, Awards shall continue. If the Relevant Condition is satisfied Awards shall, without prejudice to the operation of rule 8.7, lapse automatically on the date on which the scheme of arrangement is sanctioned by the court.

Where new Shares would be issued on exercise of a PPO, the Committee shall endeavour to procure that, provided a Participant has conditionally exercised his or her PPO as described above prior to twelve noon on the Relevant Date, the scheme of arrangement shall be extended to such Participant as if each Share in respect of which the PPO was conditionally exercised had been allotted and issued to him or her by that time.

8.4 Awards shall not without the consent of the Committee be exercisable under rule 8.3 if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement. In that event, the Committee shall endeavour to procure that an exchange of Awards is effected under rule 8.7.

VOLUNTARY WINDING-UP

8.5 If notice is duly given of a resolution for a voluntary winding-up of the Company then a Participant may takes the following action within the period of two months from the date of the resolution, failing which exercise the Awards shall lapse automatically:

(i) any PPO Tier which is not already exercisable (and has not already lapsed or been exercised) may be exercised (provided the performance condition set out in rule 4.2 is met, but whether or not the PPO EPS Target is met);


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(ii)   any PPO Tier which is already exercisable may be exercised;

(iii) any PEI which has not already vested or lapsed may be exercised if and to the extent that the relevant performance conditions (that is, initially those set out in Schedule Two by reference to the Company's most recent published annual accounts or half-yearly accounts if the Committee thinks fit) are met over the foreshortened period ending on the winding-up. In the event of a winding-up prior to the first anniversary of the Date of Grant of a PEI, the Committee may release such number of Shares as it thinks fit; and

(iv) where a PEI has vested but remains subject to the PEI Retention Period, the PEI Retention Period will immediately cease in the event of a winding-up, and the Shares subject to the PEI Retention Period shall be released immediately.

APPLICATION OF CONDITION IN RULE 4.2

8.6 In determining whether the condition in rule 4.2 is met when applying rules 8.1, 8.3 and 8.5, it shall be sufficient for the Share Price to have exceeded the relevant PPO Exercise Price on a single Dealing Day (and not for twenty Dealing Days).

EXCHANGE OF AWARDS

8.7 If any company (the ACQUIRING COMPANY) obtains Control of the Company as a result of an event referred to in rules 8.1 or 8.3, each Participant may, at any time within one month of the change of Control, with the agreement of the Acquiring Company, release any PPO Tier or PEI which has not lapsed (the OLD RIGHT) in consideration of the grant to him or her of a new award, which in the opinion of the Committee and the Acquiring Company is equivalent to the Old Right but relates to shares in a different company (whether the Acquiring Company itself or another company its group).

ADJUSTMENT OF AWARDS

9. In the event of:

(i) any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation or rights issue or any consolidation, sub-division or reduction); or

(ii) the implementation by the Company of a demerger or the payment by the Company of a super-dividend which would otherwise materially affect the value of an Award,

then


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(a)    in relation to PPOs, the PPO Exercise Price, the number of Shares comprised in a PPO and the PPO EPS Target shall be adjusted in such manner as the Committee shall determine in its absolute discretion;

(b) in relation to PEI, the number of Shares subject to the PEI and the performance conditions to which the PEI is subject shall be adjusted in such manner as the Committee shall determine in its absolute discretion.

PROVIDED THAT:

(aa) in relation to both PPOs and PEI, no adjustment shall be made pursuant to this rule unless and until the auditors for the time being of the Company (acting as experts not arbitrators) shall confirm in writing to the Committee that such adjustment is in their opinion fair and reasonable; and

(bb) in the case of PPOs, no adjustment shall be made pursuant to this rule which would increase the aggregate amount payable on exercise of any PPO Tier at the relevant PPO Exercise Price.

ALLOTMENT OR TRANSFER OF SHARES ON EXERCISE OF AWARDS

10.1 Subject to any necessary consents, to payment being made for the Shares and to compliance by the Participant with the terms of the Plan, not later than 30 days after receipt of any valid notice of exercise, the Company shall either allot and issue, or procure the transfer of, Shares to the Participant (or to his or her nominee). The Company shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver to the Participant (or his or her nominee) a definitive share certificate or other evidence of title in respect of such Shares.

10.2 The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system or any other law, regulation or contractual obligation of the company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. The Company may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares under the Plan. Certificates representing Shares will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, and a legend or legends may be placed thereon to reflect such restrictions.


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RIGHTS ATTACHING TO SHARES ALLOTTED OR TRANSFERRED PURSUANT TO AWARDS

11.1 All Shares allotted or transferred upon the exercise of an Option shall rank pari passu in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise.

11.2 Any Shares acquired on exercise of Awards shall be subject to the articles of association of the Company from time to time.

AVAILABILITY OF NEW SHARES

12.1 The Company shall at all times keep available for issue sufficient authorised but unissued Shares to permit the exercise of all unexercised PPOs under which Shares may be allotted or shall otherwise procure that Shares are available for transfer in satisfaction of the exercise of PPOs.

12. If and so long as the Shares are listed on the Official List of The London Stock Exchange, the Company will, at its expense, make application to The London Stock Exchange for admission to the Official List of Shares allotted on the exercise of any PPO.

ADMINISTRATION AND AMENDMENT

13.1 The decision of the Committee shall be final and binding in all matters relating to the Plan and it may at any time discontinue the grant of further Awards or amend any of the provisions of the Plan in any way it thinks fit:
PROVIDED THAT:

(a) the Committee shall not make any amendment that would materially prejudice the interests of existing Participants except with the prior consent or sanction of Participants who, if they exercised their Awards in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be allotted or transferred upon exercise in full of all outstanding Awards; and

(b) no amendment to the advantage of Executives or Participants may be made to:

       (i)    the definition of EXECUTIVE in rule 1.1;

       (ii) the limit on the number of Shares available for issue under the Plan;

       (iii) the basis for determining the number of Shares comprised in either the PPO or PEI element of an Executive's Award;

       (iv)   the terms of Shares to be provided under the Plan; and

       (v)    the adjustment provisions of rule 9 of the Plan

       without the prior approval of the Company in general meeting except in the case of minor amendments to benefit the administration of the Plan, to take account of a change in legislation or developments in the law affecting the Plan or to obtain or maintain favourable tax, exchange control or regulatory treatment for Executives and Participants or any member of the Group; and

(c) without prejudice to any provision of the Plan which provides for the lapse of an Award, the Committee may not cancel an Award unless the Participant agrees in writing to such cancellation.

13.2 Notwithstanding any other provision of the Plan, the Committee may establish appendices to the Plan for the purpose of granting Awards to Executives who are or may become primarily liable to tax outside the United Kingdom on their remuneration, subject to such modifications as may be necessary or desirable to take account of overseas tax, exchange control or securities laws provided that any Shares made available under such appendices shall count towards the limit set out in rule 3 hereof.

GENERAL

14.1 Any member of the Group may provide money to the trustees of any trust or any other person to enable them or him or her to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by section 151 of the Companies Act 1985.

14.2 The rights and obligations of a Participant under the terms and conditions of his or her office or employment shall not be affected by his or her participation in the Plan or any expectation or right which (notwithstanding rule 2.1) he or she believes he or she may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his or her office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from his or her ceasing to have rights under or be entitled to exercise any Award under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant's terms of employment shall be deemed to be varied accordingly.

14.3 The existence of any Award shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company's capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

14.4 Any notice or other document required to be given under or in connection with the Plan may be delivered to a Participant or sent by post to him or her at his or her home address according to the records of his or her employing company or such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants).

14.5 Benefits under the Plan shall not be pensionable.

14.6 The Company, or where the Committee so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the exercise of Awards.

14.7 These rules shall be governed by, and construed in accordance with, the laws of England.

                                  SCHEDULE ONE

           PPOS - REAL GROWTH IN EARNINGS PER SHARE PERFORMANCE TARGET

In addition to exceeding to PPO Exercise Price, a PPO Tier shall only be exercisable if at the Accounts Date of the Company following the expiry of a Prescribed Period relating to a PPO, the percentage growth in the Company's Annualised EPS over that Prescribed Period (comparing the Base Year with the Latest Year) is an average of at least 3 per cent. per annum greater than the percentage increase, if any, in the RPI Index, as adjusted (if appropriate) pursuant to paragraphs 3 and 4 below, over that Prescribed Period.

The following provisions apply for the purposes of determining whether the conditions set out in this Schedule has been satisfied.

1. In this Schedule, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

ACCOUNTS means the consolidated accounts of the Company for a Financial Year;

ACCOUNTS DATE means the date on which the Accounts are published;

ANNUALISED EPS means Earnings per Share (adjusted proportionately upwards or downwards in a case where the relevant Financial Year is greater than or less than one calendar year);

AUDITORS means the auditors for the time being of the Company (acting as experts not arbitrators);

BASE YEAR means, in relation to the Company, the Financial Year ending immediately before the start of the Prescribed Period;

EARNINGS PER SHARE means, for any Financial Year of the Company, the earnings per ordinary share of the Company calculated in accordance with Financial Reporting Standard No. 3 issued by the Accounting Standards Board Limited or any modification thereto provided that to ensure comparability of Financial Years of the Company within a Prescribed Period and for the Base Year the Committee may:

(a) adjust the figure for earnings per share as calculated in accordance with the relevant accounting standard to arrive at a figure which reflects the underlying business performance of the Group (and may, without limitation, adjust by excluding any or all extraordinary or exceptional items from the earnings per share calculation);

(b) adjust the figure for any tax charge to ensure that the deduction for taxation in respect of the Latest Year shall be at the average tax rate applicable to the Base Year; and

(c) ensure that the relevant accounting standards are applied on a consistent basis in respect of years falling within any Prescribed Periods and for the Base Year;

FINANCIAL YEAR means an accounting reference period as defined in accordance with section 224 of the Companies Act 1985;

LATEST YEAR means, in relation to the Company, the latest Financial Year in a Prescribed Period for which Accounts have been published;

PRESCRIBED PERIOD means any period of three consecutive Financial Years, the first of which shall not in any event be earlier than the Financial Year starting immediately before the Date of Grant of the relevant PPO; and

RPI INDEX means the Index of Retail Prices (All Items) published the UK Government.

2. As at each Accounts Date of the Company following the expiry of a Prescribed Period, the Committee shall calculate the percentage growth between the Annualised EPS for its Base Year and for its Latest Year and shall determine whether that percentage growth is an average of at least 3 per cent. per annum above the percentage increase, if any, in the RPI Index, as adjusted (if appropriate) pursuant to paragraphs 3 and 4 below, over that Prescribed Period.

3. Where a Financial Year within a Prescribed Period or the Base Year is greater than or less than one calendar year, the percentage increase in the RPI Index for that Financial Year shall be adjusted proportionately upwards or downwards as appropriate in order to secure that such percentage increase is annualised in a manner consistent with the Annualised EPS.

4. For the purposes of paragraph 2 the Committee shall make such adjustments as they may consider appropriate to take account of any intervening capital reorganisation of the Company including, without limitation, any capitalisation issue, rights issue, sub-division or consolidation of share capital, reduction of capital or demerger within the meaning of section 213 to 218 of the Taxes Act and any modifications to the relevant accounting standard.

5. If the composition of the RPI Index changes or the RPI Index is replaced by another similar index, the Committee may make such adjustments to any calculations using the RPI Index (or any replacement index) as they consider to be fair and reasonable.

6. The Auditors shall confirm in writing to the Board:

(a) that calculations made by the Board in accordance with this Schedule are correct; and

(b) where an adjustment has been made by the Board under paragraph 4, that such adjustment is in their opinion fair and reasonable.

                                  SCHEDULE TWO

                     PEI - FREE CASH FLOW PERFORMANCE TARGET

1. In this Schedule, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

BASE YEAR means, in relation to the Company, the Financial Year ending immediately before the start of the Test Period;

FCF GROWTH RATE means, in relation to a Share over any Test Period, the increase in Free Cash Flow expressed as a compound annual rate;

FREE CASH FLOW means the operating cashflow of the Company (expressed on a per Share basis), as stated in the Company's accounts for each relevant Financial Year, less tax liabilities on operating activities and interest paid (subject to adjustment under paragraph 6 below);

FINANCIAL YEAR means an accounting reference period as defined in accordance with section 224 of the Companies Act 1985;

LATEST YEAR means, in relation to the Company, the latest Financial Year in a Prescribed Period;

LOWER RANGE LIMIT means, in relation to any PEI, the FCF Growth Rate at which 50% of the PEI will vest;

PRESCRIBED PERIOD means, in relation to any PEI, the period of three consecutive Financial Years commencing with the Financial Year starting immediately before the Date of Grant of the relevant PEI;

TARGET FCF GROWTH RATE means, in relation to any PEI, the FCF Growth Rate at which 100% of the PEI will vest; and

UPPER RANGE LIMIT means, in relation to any PEI, the FCF Growth Rate at which 150% of the PEI will vest.

2. When granting any PEI, the Committee shall, in its absolute discretion, determine (and notify to the Participant) the Target FCF Growth Rate (and Lower Range Limit and Upper Range Limits) that shall apply to the PEI.

3. At the end of the Prescribed Period, or as soon as is reasonably practicable thereafter, the Committee shall calculate the FCF Growth Rate between the Free Cash Flow for its Base Year and for its Latest Year and shall determine whether that FCF Growth Rate has achieved a FCF Growth Rate between the Lower Range Limit and the Upper Range Limit.

4. Where a Financial Year within a Prescribed Period or the Base Year is greater than or less than one calendar year, the FCF Growth Rate shall be adjusted proportionately upwards or downwards as appropriate in order to secure that the FCF Growth Rate is calculated in a manner consistent with Free Cash Flow.

5. A PEI shall vest to the extent of the percentage in the right-hand column below according to =the FCF Growth Rate achieved for the relevant Prescribed Period, as indicated in the left-hand column below (but, for the avoidance of doubt, the remainder of a PEI shall not vest and shall lapse in respect of the Shares comprised in the unvested portion):

FCF GROWTH RATE                     PERCENTAGE OF PEI WHICH VESTS

At or above Upper Range Limit       150% of Shares comprised in PEI

At Target FCF Growth Rate           100% of Shares comprised in PEI

At Lower Range Limit                50% of Shares comprised in PEI

Below Lower Range Limit             0% of Shares comprised in PEI

6. A PEI award may be exercised on a straight-line basis where FCF Growth Rate is between the Lower Range Limit and the Upper Range Limit (Target FCF Growth Rate being the mid-point of that range).

7. In the event of a major revision to the Company's long-term capital expenditure plans or material acquisitions or disposals of businesses by the Company, the Committee may adjust Free Cash Flow in order to achieve year-on-year comparability.

8. The Free Cash Flow Performance Target set out in this Schedule Two may be calculated at an earlier date than that set out in paragraph 3 above if any event set out in rule 8 of the Plan applies. In such circumstances the Free Cash Flow Performance Target shall be calculated in accordance with the relevant sub-rate within rule 8 which is applicable.

9. As soon as practicable following determination of the Performance Target, the Committee shall notify the Participant of the extent to which (if at all) the PEI is exercisable.

                             THE PEARSON REWARD PLAN

                                    CONTENTS

RULE                                                                       PAGE

1.  DEFINITIONS..............................................................1

2.  GRANT OF AWARDS..........................................................3

3   PLAN LIMITS..............................................................4

4.  SPECIFIC PROVISIONS RELATING TO PPOS.....................................5

5.  SPECIFIC PROVISIONS RELATING TO PEIs.....................................7

6.  CESSATION OF EMPLOYMENT - PPO AND PEI....................................7

7.  DEATH OF PARTICIPANT - PPO AND PEI.......................................9

8.  GENERAL OFFER FOR THE COMPANY, ETC - PPO AND PEI.........................9

    General Offer............................................................9
    Scheme of Arrangement...................................................10
    Voluntary Winding-up....................................................11
    Application of condition in rule 4.2....................................12
    Exchange of Awards......................................................12

9.  ADJUSTMENT OF AWARDS....................................................12

10. ALLOTMENT OR TRANSFER OF SHARES ON EXERCISE OF AWARDS...................13

11. RIGHTS ATTACHING TO SHARES ALLOTTED OR TRANSFERRED
    PURSUANT TO AWARDS......................................................14

12. AVAILABILITY OF NEW SHARES..............................................14

13. ADMINISTRATION AND AMENDMENT............................................14

14. GENERAL ................................................................15

SCHEDULE ONE................................................................17

  PPOs - Real Growth in Earnings Per Share Performance Target...............17

SCHEDULE TWO................................................................20

  PEI - Free Cash Flow Performance Target...................................20


                                        I